Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

(405) 254-5839

GMX RESOURCES INC. ANNOUNCES EXCHANGE OFFER OF 11.375% SENIOR NOTES DUE 2019 FOR 11.00% SENIOR SECURED NOTES DUE 2017

Oklahoma City, OK (November 15, 2011) GMX RESOURCES INC. (NYSE: GMXR) (“GMXR” or the “Company”) today announced that it has commenced an exchange offer (the “Exchange Offer”) of its existing 11.375% Senior Notes due 2019 (the “Existing Notes”) in exchange for new 11.00% Senior Secured Notes due 2017 (the “New Notes”). Pursuant to the terms of the exchange offer, holders of the Existing Notes will be entitled to exchange, for each $1,000 principal amount of Existing Notes tendered by such holder, either: (a) $750.00 principal amount of New Notes or (b) $971.40 principal amount of New Notes, if the holder subscribes to purchase for cash an additional $600.00 principal amount of New Notes, to be issued at par, in a private placement being made to the holders in connection with the Exchange Offer for each $1,000 principal amount of Existing Notes tendered by such holder. The New Notes will mature in December 2017, be secured by substantially all of the assets of the Company and accrue cash interest at 11.0% per annum (or, at the Company’s option, 9.0% cash pay and 4.0% payment in kind in additional New Notes).

The Company plans to use the cash proceeds from the issuance of the additional New Notes in connection with the exchange offer (i) to repay all outstanding indebtedness under its existing revolving credit agreement, (ii) to fund a portion of its drilling program capital expenditures and (iii) for general working capital purposes.

The notes have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include whether or not the exchange offer is consummated or any New Notes are issued. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

CONTACT:	GMX RESOURCES INC.
Alan Van Horn, Manager, Investor Relations
(405) 254-5839